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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE


                     AWARE, INC. REPORTS 2004 FIRST QUARTER
                                FINANCIAL RESULTS


BEDFORD, Mass., May 6, 2004 - Aware, Inc. (NASDAQ: AWRE), a worldwide leader and innovator of broadband intellectual property, today reported financial results for its first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $3.6 million compared to $1.9 million for the same period last year. Net loss for the first quarter of 2004 was $1.1 million, or $0.05 per diluted share, compared to a net loss of $3.0 million, or $0.13 per diluted share, for the year-ago period.

Michael Tzannes, chief executive officer, said: "We continue to see strong demand for ADSL2 and ADSL2plus and believe that the transition to these new standards will have a positive effect on Aware. In addition, a maturing VDSL market is presenting new and exciting opportunities for Aware. Also, our product offerings in Dr. DSL test and diagnostics as well as in biometrics software have continued to show promise and we expect we will benefit from growth in those industries."

He concluded: "We remain confident that Aware is positioned to benefit as the markets we are addressing develop further."

Note: Aware's conference call will be broadcast live over the Internet today, May 6, 2004 at 5:00 p.m. Eastern Time. To listen to the call, please go to www.aware.com, and click on "Investor Relations." The conference call may also be heard by calling (719) 457-2680 and referencing the confirmation number 266448. A replay of the call will be archived on our website after the call.

ABOUT AWARE
Aware, Inc. designs, develops, licenses and markets DSL technologies that enable broadband communications over existing telephone networks. Its solutions, including splitterless G.lite, full-rate ADSL, ADSL2, ADSL2+, Dr. DSL(R), StratiPHY2+(TM), and G.SHDSL, address central office as well as customer premise requirements. Aware is also a leading provider of standards-based biometric transaction and image compression software toolkits. More information about Aware can be found at http://www.aware.com.

                                      -4-
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SAFE HARBOR WARNING
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL market. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: we have a unique business model, our quarterly results are difficult to predict, we depend on a limited number of licensees, we derive a significant amount of revenue from one customer, we depend on equipment companies to incorporate our technology into their products, we face intense competition from other DSL vendors, DSL technology competes with other technologies for broadband access, and our business is subject to rapid technological change. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Factors That May Affect Future Results in our Annual Report on Form 10-K for the year ended December 31, 2003 and other reports and filings made with the Securities and Exchange Commission.




Contact: Rob Weiskopf
Aware, Inc.
781-276-4000




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                                   AWARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                       ----------------------------------
                                                             2004              2003
                                                       ----------------  ----------------
  Revenue:
    Product sales......................................      $1,223                $710
    Contract revenue...................................       1,278                 330
    Royalties..........................................       1,101                 907
                                                       ----------------  ----------------
        Total revenue                                         3,602               1,947

Costs and expenses:
    Cost of product sales..............................         337                 145
    Cost of contract revenue...........................         667                 263
    Research and development...........................       2,671               3,448
    Selling and marketing..............................         604                 575
    General and administrative.........................         593                 648
                                                       ----------------  ----------------
         Total costs and expenses                             4,872               5,079

Loss from operations...................................      (1,270)             (3,132)
Interest income........................................         123                 169
                                                       ----------------  ----------------

Loss before provision for income taxes.................      (1,147)             (2,963)
Provision for income taxes.............................           -                   -
                                                       ----------------  ----------------

Net loss...............................................     ($1,147)            ($2,963)
                                                       ================  ================

Net loss per share - basic and diluted ................      ($0.05)             ($0.13)

Weighted average shares - basic and diluted............      22,751              22,698

                                        -6-
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                                                 AWARE, INC.
                                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                               (IN THOUSANDS)


                                                                        MARCH 31,           DECEMBER 31,
                                                                          2004                  2003
                                                                     ----------------     ------------------

ASSETS
     Cash and investments.......................................             $38,805              $38,964
     Accounts receivable, net...................................               2,155                2,449
     Property and equipment, net................................               8,686                8,921
     Other assets, net..........................................                 735                  690
                                                                     ----------------     ------------------

     Total assets...............................................             $50,381              $51,024
                                                                     ================     ==================


LIABILITIES AND STOCKHOLDERS' EQUITY

     Total current liabilities..................................              $1,873               $1,384

     Total stockholders' equity.................................              48,508               49,640
                                                                     ----------------     ------------------

     Total liabilities and stockholders' equity.................             $50,381              $51,024
                                                                     ================     ==================


                                                       -7-
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